Exhibit 10.25

DEERE & COMPANY

NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

EFFECTIVE DATE: 01 JANUARY 1997

REVISED: 26 MAY 1999

AMENDED BY SUPPLEMENT: 30 AUGUST 2006

AMENDED: 29 NOVEMBER 2006

AMENDED AND RESTATED 13 DECEMBER 2007: EFFECTIVE 1 JANUARY 2008

AMENDED: 25 FEBRUARY 2009EFFECTIVE: 25 FEBRUARY 2009

AMENDED: 30 OCTOBER 2015 EFFECTIVE: 1 NOVEMBER 2015

AMENDED: 31 OCTOBER 2016 EFFECTIVE: 1 NOVEMBER 2015

AMENDED: 31 OCTOBER 2017 EFFECTIVE: 1 NOVEMBER 2016

AMENDED: 31 OCTOBER 2017 EFFECTIVE: 1 NOVEMBER 2017

AMENDED: 31 OCTOBER 2019 EFFECTIVE: 1 NOVEMBER 2018

AMENDED: 31 OCTOBER 2020 EFFECTIVE: 1 NOVEMBER 2019

AMENDED: 31 OCTOBER 2021 EFFECTIVE 1 NOVEMBER 2020

AMENDED: 31 OCTOBER 2022 EFFECTIVE 1 NOVEMBER 2021

AMENDED: 31 OCTOBER 2023 EFFECTIVE 1 NOVEMBER 2022

(For special rules applicable to deferrals after 2004

see the supplement beginning on page 14)

DEERE & COMPANY

NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

I.	Purpose

The purposes of the Deere & Company Nonemployee Director Deferred Compensation Plan (“Plan”) are to attract and retain highly qualified individuals to serve as Directors of Deere & Company (“Company”) and to relate Nonemployee Directors’ interests more closely to the Company’s performance and its shareholders’ interests.

II.	Eligibility

Each member of the Board of Directors (“Board”) of the Company who is not an employee of the Company or any of its subsidiaries (“Nonemployee Director”) is eligible to participate in the Plan.

III.	Definitions

(a)	Committee. The Nominating Committee of the Board or any successor committee of the Board.

(b)	Common Stock. The publicly traded $1 par value common stock of the Company or any successor.

(c)	Compensation. Amounts payable for services as a Nonemployee Director, excluding reimbursed expenses.

(d)	Deferred Account. The bookkeeping account maintained for each participating Nonemployee Director which will be credited with Deferred Amounts pursuant to the terms hereof.

(e)	Deferred Amounts. All amounts credited to a Nonemployee Director’s Deferred Account pursuant to the Plan.

(f)	Elective Deferrals. Compensation voluntarily deferred by a Nonemployee Director under the Plan after 31 December 1996 (other than Lump-Sum Deferral defined below).

(g)

Investment Return. Any amounts (positive or negative) attributable to the Interest Alternative or the Equity Alternative (as such terms are defined in Section VII(c)) and any return (positive or negative) attributable to Notional Investments determined pursuant to VII(j).

(h)	Lump-Sum Deferral. A one-time lump-sum amount for each Nonemployee

Director serving on 31 December 1996, which amount is deferred under the Plan as described in Section V, below, as a result of the termination of the John Deere Pension Benefit Plan for Directors (“Retirement Plan”).

(i)	Notional Investment Options. The mutual funds and other investment vehicles designated by the Committee to be used to measure the return (positive or negative) to be attributed to deferred amounts

(j)	Participant. A Nonemployee Director for whom a Lump-Sum Deferral occurs on the Effective Date, or who elects to participate in the Plan.

(k)

Pre-1997 Elective Deferrals.   Compensation deferred by a Nonemployee Director prior to 1 January 1997 under the predecessor Directors’ Deferred Compensation Plan approved 30 January 1973, as amended from time to time.

(l)	Recordkeeper. The entity which the Employer has selected to recordkeep the Nonemployee Director Deferred Compensation Plan.

(m)	Secretary. The Secretary of the Company.

(n)	Transition Date. 7 October 2016

IV.	Effective Date

The effective date of the Plan is 1 January 1997 (“Effective Date”).

V.	Lump-Sum Deferral

As of the Effective Date, the Retirement Plan will be eliminated and the present value of the life annuity offered under the Retirement Plan for each Nonemployee Director who is both a participant in the Retirement Plan and a member of the Board on the Effective Date will be deposited into the Deferred Account of such Nonemployee Director.  The present value will be determined by using a discount factor which shall be the rate for 10-year treasury stripped bonds in effect as of 31 December 1996 and by using the 1984 Unisex Pension Mortality tables published in the Pension Benefit Guaranty Corporation Regulation 2619, Appendix A.

VI.	Elective Deferral

(a)

Participants may elect to defer a part or all of their annual Compensation by making an irrevocable deferral election in writing on a form provided by the Company and delivered to the Company not later than the Company may direct.  Elective Deferrals will become effective on the first day of the following calendar quarter, at which time they become irrevocable.  Notwithstanding the preceding sentence, any person who first becomes a

Nonemployee Director during a calendar quarter, may elect, before his or her term begins, to defer a part or all of his or her compensation that would otherwise be payable to him or her during the remainder of such calendar quarter and each succeeding calendar quarter until such election is modified or terminated as provided herein.  A Participant may discontinue deferrals, or may change his or her investment choices, for future quarters by providing a written election delivered to the Company not later than the Company may direct.  These changes will become effective on the first day of the following calendar quarter.

(b)	If the amount of a Participant’s Compensation is changed, the deferral percentage and investment alternative elections shall continue to be applied to the new Compensation amount after the change.

VII.	Deferred Account

(a)	The Recordkeeper shall establish a separate Deferred Account for each Participant.

(b)

Unless and until reallocated pursuant to Section VII(j), pre-1997 Elective Deferrals and the interest earned thereon shall be credited to the Deferred Account and will continue to be invested in the Interest Alternative described below.

(c)

As of the Effective Date and continuing for periods ending on the Transition Date, two investment alternatives will be available: an interest-bearing alternative (the “Interest Alternative”) and an equity alternative denominated in units of Deere Common Stock (the “Equity Alternative”).  Additional investment alternatives may be added by subsequent amendment of the Plan.

(d)

For deferral elections made prior to the Transition Date, at the time of Elective Deferral, Participants may direct their deferrals into either the Interest Alternative or the Equity Alternative, or a combination of the two, in increments of 5%.

(e)

Effective October 1, 2022, deferred amounts credited to the Interest Alternative will be credited daily with interest at the interest rate equal to the average of Prime Rate plus two percent, as determined by U.S. Federal Reserve Statistical Release for the month immediately preceding the month for which such rate shall be credited.

(f)

Deferred Amounts credited into the Equity Alternative shall be expressed and credited to each Participant’s Deferred Account in units (“Units”) determined as hereinafter provided.  As of each date on which Deferred Amounts are credited into the Equity Alternative, the Recordkeeper shall credit to such Deferred Account a number of Units and fractional Units, rounded to three decimal places, determined by dividing such Deferred Amounts by the Unit Value (as defined below) of one share of Common Stock.  The “Unit Value” of one share of Common Stock shall be the closing price of the Common Stock on the New York Stock Exchange on the date on which Deferred Amounts are credited to the Deferred Account or a payment is to be valued under Section VIII (b) below, as the case may be; or if there were no sales on that day, then Unit Value shall be the closing price on the New York Stock Exchange Composite Tape on the most recent preceding day on which there were sales.  The Lump-Sum Deferral shall be credited as of the Effective Date.

(g)

When dividends are paid with respect to the Company’s Common Stock, the Recordkeeper shall calculate the amount which would have been payable on the Units in each Participant’s Deferred Account on each dividend record date as if each Unit represented one issued and outstanding share of the Company’s Common Stock.  The applicable number of Units and fractional Units equal to the amount of such dividends (based on the Unit Value of one share of the Company’s Common Stock on the dividend payment date) shall be credited to each Participant’s Deferred Account.  In the event of any capital stock adjustment to the Company’s Common Stock or other similar event, the number of Units or fractional Units credited to Deferred Accounts shall be adjusted to appropriately reflect such event.

(h)	Participants credited with Units hereunder shall not have any voting rights in respect thereof.

(i)	For periods beginning on or after the Transition Date, a Participant’s account shall continue to be valued as provided in the foregoing Sections VII(b) through (h), except that the account shall be valued in such manner only on the portion of the account that is not allocated to other Notional Investment Options pursuant to Section VII(j).

(j)

For periods beginning on the Transition Date, the Committee has established the Notional Investment Options listed on Schedule A which shall be available for exchanges and future contributions.  The Committee may from time to time in its discretion modify the list of Notional Investment Options set forth on Schedule A and, as so modified, such list shall constitute the Notional Investment Options available for exchanges and future contributions occurring after the effective date of such modification.  A Participant may reallocate the Participant’s account balance among the available Notional Investment Options on a daily basis pursuant to procedures established by the Committee. If a Participant fails to allocate the Participant’s account balance among the Notional Investment Options, the Participant’s deferrals on or after October 1, 2022 shall be allocated to the BTC LifePath Fund that is closest to the Participant’s 65th birthday, until modified by the Participant in accordance with this Section VII(j).

(k)

Unless otherwise determined by the Committee, neither the Interest Alternative nor the Equity Alternative shall be available as a Notional Investment Option for amounts deferred after 31 December 2016.  All such deferrals shall instead be allocated to one or more Notional Investment Options pursuant to a Participant’s election made pursuant to Section VII(j) above and shall thereafter be available for reallocation as specified therein.  With respect to amounts deferred before 1 January 2017: (I) no such amount (including return thereon) that has been allocated from the Interest Alternative or the Equity Alternative to another Notional Investment Option may be reallocated back to either such alternative at any time.

(l)

A Participant’s account shall be credited (or debited) with returns (positive or negative) on the Notional Investment Options to which the Participant’s account is allocated.  The Recordkeeper shall from time to time calculate each Participant’s account value based on the Participant’s deferred amounts and elections with respect to the deemed allocation of the Participant’s account among the Notional Investment Options available to the Participant. Such calculation will be based on the best information available to the Recordkeeper as of the date of determination, which information may include estimates.

(m)

The Committee may, from time to time, change the Notional Investment Options available to Participants. Nothing in the Plan shall be construed to confer on a Participant the right to continue to have any particular Notional Investment Option available for purposes of measuring the value of the Participant’s account.

(n)

The value of a Participant’s account is subject to risk at all times based upon the performance of the Notional Investment Options to which the Participant’s account is allocated. If the value of a Participant’s Notional Investment Options decreases in the future, the value of the Participant’s account may be lower than the Participant’s original deferred amounts. Although a Participant will not be an investor in the elected Notional Investment Options, a Participant’s account will be subject to gains and losses attributable to the performance of the elected Notional Investment Options. Payment of the Participant’s account is also subject to the risks associated with the Participant’s status as an unsecured general creditor of the Company as described in Section XI.

VIII.	Payment of Benefits

(a)

The value of a Participant’s Deferred Account shall be payable solely in cash, either in (i) a lump sum, or (ii) in up to ten equal annual installments, in accordance with an election made by the Participant by written notice delivered to the Recordkeeper prior to the calendar year in which payments are to be made or commence.  Such payment or payments shall be made or commence, as the case may be, on the first business day of the calendar year following the year of the termination of service as Director.

(b)

Any lump sum payment shall be valued as of the end of the most recent calendar month prior to the payment date.  The amount of each installment payment shall be determined by dividing the aggregate value credited to the Participant’s Deferred Account (as of the end of the most recent calendar month prior to the payment date) by the remaining number of unpaid installments; provided, however, that the Committee may, in its absolute discretion, approve any other method of determining the amount of each installment payment in order to achieve approximately equal installment payments over the installment period.

(c)	The Company shall have the right to deduct from all payments under this Plan the amount necessary to satisfy any Federal, state, or local withholding tax requirements.

(d)

The Committee, at its sole discretion, may alter the timing or manner of payment of Deferred Amounts in the event that the Participant establishes, to the satisfaction of the Board, severe financial hardship.  In such event, the Committee may:

(1)	provide that all or a portion of the amount previously deferred by the Participant shall be paid immediately in a lump-sum cash payment;

(2)	provide that all or a portion of the installments payable over a period of time shall be paid immediately in a lump sum; or

(3)	provide for such other installment payment schedules as it deems appropriate under the circumstances.

It is expressly provided that the amount distributed shall not be in excess of that amount which is necessary for the Participant to meet the financial hardship.  Severe financial hardship will be deemed to have occurred in the event of the Participant’s impending bankruptcy, the long and serious illness of Participant or a dependent, other events of similar magnitude, or the invalidation of a deferral election by the Internal Revenue Service.  The Committee’s decision in passing on the severe financial hardship of the Participant and the manner in which, if at all, the payment of Deferred

Amounts shall be altered or modified shall be final, conclusive and not subject to appeal.

IX.	Death of Participant

(a)

In the event of the death of a Participant, any amounts remaining in the Deferred Account will be paid to the Participant’s designated beneficiary in accordance with the distribution choices (e.g., lump sum or installments) elected by the Participant.  These payments will commence on the first business day of the calendar year following the Participant’s death.  Amounts unpaid after the death of both the Participant and the designated beneficiary will be paid in a lump sum to the executor or administrator of the estate of the last of them to die.  In the event that a Participant had not properly filed a beneficiary designation with the Recordkeeper prior to his or her death or, in the event a beneficiary predeceases the Participant, any unpaid deferrals will be paid in a lump sum to the Participant’s estate.

(b)

No beneficiary hereunder shall have any right to assign, alienate, pledge, hypothecate, anticipate, or in any way create a lien upon any part of this Plan, nor shall the interest of any beneficiary or any distributions due or accruing to such beneficiary be liable in any way for the debts, defaults, or obligations of such beneficiary, whether such obligations arise out of contract or tort.

X.	Change of Control

The following acceleration and valuation provisions shall apply in the event of a “Change of Control” or “Potential Change of Control,” as defined in this Section X.

(a)	In the event that:

(i)	a “Change of Control” as defined in paragraph (b) of this Section X occurs; or

(ii)	a “Potential Change of Control” as defined in paragraph (c) of this Section X occurs and the Committee or the Board determines that the provisions of this paragraph (a) should be invoked;

then, unless otherwise determined by the Committee or the Board in writing prior to the occurrence of such Change of Control, the value of all Units credited to a Participant’s Deferred Account shall be converted to cash based on the “Change of Control Price” (as defined in paragraph X(d)) and the aggregate amount credited to the Participant’s Deferred Account under the Plan shall be paid in one lump-sum payment as soon as practicable following the date the Change of Control or Potential Change of Control occurs, but in no event more than 90 days after such date.

(b)

For purposes of paragraph (a) of this Section X, a “Change of Control” means a change in control of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (“Exchange Act”) whether or not the Company is then subject to such reporting requirement, provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(i)

any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than a Participant in the Plan or group of Participants in the Plan, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)

during any period of two consecutive years, there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least _ of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

(iii)

the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger of consolidation; or

(iv)	the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(c)	For purposes of paragraph (a) of this Section X, a “Potential Change of Control” means the happening of any of the following:

(i)

the entering into an agreement by the Company (other than with a Participant in the Plan or group of Participants in the Plan), the consummation of which would result in a Change of Control of the Company as defined in paragraph (b) of this Section X; or

(ii)

the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than a Participant or group of Participants, the Company or a majority owned subsidiary of the Company, or any of the Company’s employee benefit plans including its trustee) of securities of the Company representing 5%  or more of the combined voting power of the Company’s outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change of Control of the Company has occurred for purposes of the Plan.

(d)

For purposes of this Section X, “Change of Control Price” means the highest price per share of the Common Stock paid in any transaction reported on the New York Stock Exchange Composite Tape, or offered in any transaction related to a Potential or actual Change of Control of the Company at:

(i)	the date the Change of Control occurs;

(ii)	the date the Potential Change of Control is determined to have occurred; or

(iii)

such other date as the Committee may determine before the Change of Control occurs, or before or at the time the Potential Change of Control is determined to have occurred or the Committee or the Board determines that the provisions of paragraph X(a) shall be invoked, or at any time selected by the Committee during the 60 day period preceding such date.

(e)

Notwithstanding anything to the contrary in the Plan, in the event of a Change of Control (i) the Plan may not be amended to reduce the formulas contained in paragraph VII(e) which determine the rate at which amounts equivalent to interest accrue with respect to cash amounts credited to a Participant’s Deferred Account, including cash amounts attributable to the conversion of Units in a Participant’s Deferred Account pursuant to paragraph X(a), and (ii) the successor Plan Administrator referred to in paragraph XI(d) shall determine the rates under the interest formulas contained in paragraph VII(e).

XI.	Miscellaneous

(a)	The right of a Participant to receive any amount credited to the Participant’s

Deferred Account shall not be transferable or assignable by the Participant, in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest established herein shall be liable for, or subject to, any obligation or liability of the Participant, except by will or by the laws of descent and distribution.  To the extent that any person acquires a right to receive any amount credited to a Participant’s Deferred Account hereunder, such right shall be no greater than that of an unsecured general creditor of the Company.  Except as expressly provided herein, any person having an interest in any amount credited to a Participant’s Deferred Account under the Plan shall not be entitled to payment until the date the amount is due and payable.  No person shall be entitled to anticipate any payment by assignment, alienation, sale, pledge, encumbrance or transfer in any form or manner prior to actual or constructive receipt thereof.

(b)

The amounts credited to the Deferred Account shall constitute an unsecured claim against the general funds of the Company.  The Company shall not be required to reserve or otherwise set aside funds or shares of Common Stock for the payment of its obligations hereunder.  The Plan is unfunded, and the Company will make Plan benefit payments solely from the general assets of the Company as benefit payments come due from time to time.

(c)

Except as herein provided, this Plan shall be binding upon the parties hereto, their designated beneficiaries, heirs, executors, administrators, successors (including but not limited to successors resulting from any corporate merger, purchase, consolidation or otherwise of all or substantially all of the business or assets of the Company) or assigns.

(d)

In the event of a Change in Control, the Committee shall interpret the Plan and make all determinations, construe any ambiguity, supply any omission, and reconcile any inconsistency, deemed necessary or desirable for the Plan’s implementation.  The determination of the Committee shall be conclusive.  The Committee may obtain such advice or assistance as it deems appropriate from persons not serving on the Committee.  The Secretary or other appropriate officer of the Company shall, in the event of any Change in Control, name as successor Plan Administrator any person or entity (including, without limitation, a bank or trust company).  Following a Change in Control, the successor Plan Administrator shall interpret the Plan and make all determinations deemed necessary or desirable for the Plan’s implementation.  The determination of the successor Plan Administrator shall be conclusive.  The Company shall provide the successor Plan Administrator with such records and information as are necessary for the proper administration of the Plan.  The successor Plan Administrator shall rely on such records and other information as the successor Plan Administrator shall in its judgment deem necessary or appropriate in determining the eligibility of a Participant and the amount payable to a Participant under the Plan.

(e)

The Board, upon recommendation of the Committee, may at any time amend or terminate the Plan provided that no amendment or termination shall impair the rights of a Participant with respect to amounts then credited to the Participant’s Deferred Account, except with his or her consent.

(f)	Each Participant will receive a quarterly statement indicating the amounts credited to the Participant’s Deferred Account as of the end of the preceding calendar quarter.

(g)

If adjustments are made to outstanding shares of Common Stock as a result of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations and other changes in the corporate structure of the Company affecting the Common Stock, an appropriate adjustment shall also be made in the number and type of Units credited to the Participant’s Deferred Account to prevent dilution or enlargement of rights. The Committee’s or Board’s determination as to what adjustments shall be made, and the extent thereof, shall be final.

(h)	This Plan and all elections hereunder shall be construed in accordance with and governed by the laws of the State of Illinois.

(i)

Except where otherwise indicated by the context, any term used herein connoting gender also shall include both the masculine and feminine; the plural shall include the singular, and the singular shall include the plural.

(j)

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(k)

Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Nonemployee Director for reelection by the Company’s shareholders, or rights to any benefits not specifically provided by the Plan.

(l)	The crediting of Units and the payment of cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required.

(m)

The Company may impose such other restrictions on any Units credited pursuant to the Plan as it may deem advisable including, without limitation, restrictions intended to achieve compliance with the Securities Act of 1933, as amended, Section 16 of the Securities Exchange Act of 1934, as amended, with the requirements of any stock exchange upon which Common Stock is listed, and with any blue sky or other securities laws applicable to such Units.

(n)

With respect to any Participants subject to Section 16 of the Securities Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors.  To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board.

SUPPLEMENT TO

DEERE & COMPANY

NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN

APPLICABLE TO AMOUNTS DEFERRED AFTER DECEMBER 31, 2004

The following provisions will apply only to amounts deferred under the Plan after December 31, 2004 and not to amounts deferred under the Plan that were both earned and vested before January 1, 2005. Amounts deferred under the Plan prior to January 1, 2005 will be subject to the terms of the Plan without regard to this supplement. Except to the extent amended hereby, the terms of the Plan shall continue to apply to amounts deferred pursuant to the Plan.

1.	The following definitions are added to Section III (Definitions).

(a)

Change in Control Event.  A change in ownership, a change in effective control, or a change in the ownership of a substantial portion of the assets of the Company within the meaning of the default rules under Section 409A.

(l)	Section 409A. Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder.

(m)	Separation from Service. With respect to a Participant, a separation from service as a director or independent contractor within the meaning of the default rules of Section 409A.

(n)

Unforeseeable Emergency.  A severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or his spouse, dependent (within the meaning of Section 152 of the Internal Revenue Code, but without giving effect to Section 152(b)(1), (b)(2) and (d)(1)(B) (“Dependent”)) or beneficiary, (ii) the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), (iii) the imminent foreclosure of or eviction from the Participant’s primary residence, (iv) the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, (v) the need to pay for the funeral expenses of a spouse, Dependent or beneficiary, or (vi) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The purchase of a primary residence and the payment of college tuition shall not constitute Unforeseeable Emergencies.

2.	Subsections (a) through (j) of Section III (Definitions) are renumbered as subsections (b) through (k).

3.	Section VI(a) (Elective Deferral) is restated in its entirety as follows:

(a)	Participants may elect to defer a part or all of their annual Compensation by making an irrevocable deferral election in writing on a form provided by the Company and delivered to the Company not later than the last day of the calendar year preceding the calendar year in which the deferrals are to commence, at which time the deferral election becomes irrevocable. Notwithstanding the preceding sentence, any person who first becomes a Nonemployee Director during a calendar year, may elect, before or within 30 days after his or her term begins, to defer a part or all of his or her compensation that would otherwise be payable to him or her during the remainder of such calendar year, except that no such election shall be available to a Nonemployee Director if prior to becoming eligible to participate in the Plan, the Nonemployee Director was eligible to participate in any other arrangement of the Company or its subsidiaries or affiliates that is an “elective account balance” plan (as such term is defined for purposes of Section 409A) for directors or independent contractors, other than a separation pay arrangement. Elections made pursuant to this Section 3(a) shall apply to the calendar year in which the deferrals are to commence and to each succeeding calendar year until such election is modified or terminated as provided in the following sentence. A Participant may modify or discontinue deferrals, or may change his or her investment choices, for future calendar years by providing an irrevocable written election delivered to the Company not later than the close of the calendar year preceding the calendar year in which the changes are to take effect.

4.	Section VIII (Payment of Benefits) is restated in its entirety as follows:

(a)

The value of a Participant’s Deferred Account attributable to amounts deferred in respect of any calendar year (including related investment returns) shall be payable solely in cash, either in (i) a lump sum, or (ii) in up to ten equal annual installments, in accordance with an election made by the Participant by written notice delivered to the Recordkeeper prior to the calendar year for which the services to the Company are rendered.  Such payment or payments shall be made or commence, as the case may be, on the first business day of the calendar year following the year of the Participant’s Separation from Service.

(b)

Notwithstanding anything else herein to the contrary, to the extent that a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as determined under the

Company’s established methodology for determining specified employees, on the date on which the Participant incurs a Separation from Service, no distribution upon Separation from Service (including upon retirement or other termination) may be made before the first business day of the first calendar quarter that begins at least six (6) months after such Participant’s date of Separation from Service, or, if earlier, the date of the Participant’s death, and any distribution that would be made but for application of this provision shall instead be aggregated with, and paid together with, the first distribution scheduled to be made after the end of such delay period (or, if earlier, the date of the Participant’s death).

(c)

Any lump sum payment shall be valued as of the end of the most recent calendar month prior to the payment date.  The amount of each installment payment shall be determined by dividing the aggregate value credited to the Participant’s Deferred Account (as of the end of the most recent calendar month prior to the payment date) by the remaining number of unpaid installments.

(d)	The Company shall have the right to deduct from all payments under this Plan the amount necessary to satisfy any Federal, state, or local withholding tax requirements.

(e)

The Committee, at its sole discretion, may alter the timing or manner of payment of Deferred Amounts in the event that the Participant establishes, to the satisfaction of the Board, that there has occurred an Unforeseeable Emergency.  In such event, the Committee may:

(i)	provide that all or a portion of the amount previously deferred by the Participant shall be paid immediately in a lump-sum cash payment; or

(ii)	provide that all or a portion of the installments payable over a period of time shall be paid immediately in a lump sum.

It is expressly provided that, as determined under regulations of the Secretary of the United States Treasury, the amount distributed shall not be in excess of that amount which is reasonably necessary to satisfy the Unforeseeable Emergency (which may include amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s)), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets to the extent liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.  If a Participant requests and receives a distribution on account of Unforeseeable Emergency, the Participant’s deferrals under the Plan shall cease and his election under the Plan shall be canceled.  Any new deferral election following cancellation of a prior deferral election due to Unforeseeable Emergency shall be subject to the timing requirements of Section VI and Section 409A.

The Committee’s decision in passing on the occurrence of an Unforeseeable Emergency for the Participant and the manner in which, if at all, the payment of Deferred Amounts shall be altered or modified shall be final, conclusive and not subject to appeal.

(f)

Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution under the Plan, except as would not result in the imposition on any person of additional taxes, penalties or interest under Section 409A.

5.	Subsection (a) of Section IX (Death of Participant) is restated in its entirety as follows:

(a)In the event of the death of a Participant, any amounts remaining in the Deferred Account will be paid to the Participant’s designated beneficiary in a single lump sum on the first business day of the calendar year following the Participant’s death.  In the event that a Participant had not properly filed a beneficiary designation with the Recordkeeper prior to his or her death, or if the beneficiary dies prior to the payment date set forth in the preceding sentence, the balance of the Participant’s Deferred Account will be paid to his or her estate on such payment date.

6.	Section X (Change in Control) is restated in its entirety as follows:

The following acceleration and valuation provisions shall apply in the event of a Change in Control Event.

(a)In the event that a Change in Control Event occurs, then the value of all Units credited to a Participant’s Deferred Account shall be converted to cash, determined by multiplying the number of Units credited to the Participant’s Deferred Account on the date of the Change in Control Event by the “Change in Control Price” (as defined in paragraph X(b)), and the aggregate amount credited to the Participant’s Deferred Account under the Plan shall be paid in one lump-sum payment as soon as practicable following the date the Change in Control Event occurs, but in no event more than 90 days after such date.

(b)For purposes of this Section X, “Change in Control Price” means the closing selling price of a share of Common Stock on the date the Change in Control Event occurs, or if there are no sales on the date the Change in Control Event occurs, the closing selling price of a share of Common Stock on the trading day immediately preceding the date the Change in Control Event occurs, in either case as reported on the composite tape for securities listed on the NYSE, or such other national securities exchange as may be designated by the Committee.

(c)Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control Event (i) the Plan may not be amended to reduce the formulas contained in paragraph VII(e), which determine the rate at which amounts equivalent to interest accrue with respect to cash amounts credited to a Participant’s Deferred Account, including cash amounts attributable to the conversion of Units in a Participant’s Deferred Account pursuant to paragraph X(a), and (ii) the successor Plan Administrator referred to in paragraph XI(d) shall determine the rates under the interest formulas contained in paragraph VII(e).

7.  Subsection XI(b) (Miscellaneous) is amended by adding the following after the initial sentence thereof:

“No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company.

8.  Subsection XI(d) (Miscellaneous) is amended by replacing each occurrence of the term “Change in Control” with “Change in Control Event”.

9.  Subsection XI(e) (Miscellaneous) is amended by adding thereto:

“If the Plan is terminated, the balance of the Participant’s Deferred Account shall be paid in accordance with normal time and form of payment specified hereunder, provided that the Committee, in its discretion and in full and complete settlement of the Company’s obligations under this Plan, may cause the Company to distribute the full amount of a Participant’s Deferred Account to the Participant in a single lump sum to the extent that such distribution may be effected in a manner that will not result in the imposition on any person of additional taxes, penalties or interest under Section 409A.

Notwithstanding any provision in this Plan to the contrary, the Board, the Committee or the Vice President of Human Resources of the Company shall have the unilateral right to amend or modify the Plan to the extent the Board, the Committee or the Vice President of Human Resources of the Company deems such action to be necessary or advisable to avoid the imposition on any person of adverse or unintended tax consequences under Section 409A, including recognition of income in respect of any benefits under this Plan before such benefits are paid or the imposition of additional taxes, penalties or interest.  Any determinations made by the Board, the Committee or the Vice President of Human Resources of the Company in this regard shall be final, conclusive and binding on all persons.”

SCHEDULE A

Notional Investment Options

BTC LIFEPATH RET G

BTC LIFEPATH 2025 G

BTC LIFEPATH 2030 G

BTC LIFEPATH 2035 G

BTC LIFEPATH 2040 G

BTC LIFEPATH 2045 G

BTC LIFEPATH 2050 G

BTC LIFEPATH 2055 G

BTC LIFEPATH 2060 G

BTC LIFEPATH 2065 G (AVAILABLE ON NOVEMBER 15, 2019)

S & P 500 STOCK INDEX, CLASS F

SMALL/MID STOCK INDEX, CLASS F

INTERNATIONAL STOCK INDEX, CLASS F

U.S. TIPS BOND INDEX, CLASS F

U.S. BOND INDEX, CLASS F

COMMODITY INDEX, CLASS F

REAL ESTATE INDEX, CLASS F

FIDELITY GROWTH COMPANY COMMINGLED POOL CLASS #3

BOSTON PARTNERS LARGE CAP VALUE FUND SHARE CLASS E

QMA US SMALL CAP CORE EQUITY FD CL

INTERNATIONAL STOCK INDEX CLASS F

U.S. EQUITY FUND (effective November 1, 2023)

ALLSPRING EMERGING MARKETS EQUITY CIT E2

CIT-ALLSPRING ENHANCED CORE BOND E2

FIDELITY® INVESTMENTS MONEY MARKET FUNDS GOVERNMENT PORTFOLIO INSTITUTIONAL CLASS